Exhibit 10.95

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of November 1, 2017 (the “Effective Date”), by and between Caesars Enterprise Services, LLC, with offices at One Caesars Palace Drive, Las Vegas, Nevada (together with its successors and assigns, the “Company”) and Christopher Holdren (“Executive”).

1. Term of Employment. The Company hereby agrees to employ Executive under this Agreement, and Executive hereby accepts such employment, for the Term of Employment. The Term of Employment shall commence as of the Effective Date and shall end on the fourth (4th) anniversary of the Effective Date unless terminated earlier by either party in accordance with Section 7 of this Agreement; provided that, on the fourth anniversary of the Effective Date and each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless, at least six (6) months prior to such anniversary, the Company or Executive delivers a written notice (a “Notice of Non-Renewal”) to the other party that the employment period shall not be so extended (the Initial Term as from time to time extended or renewed, the “Term of Employment”).

2. Position, Duties, and Responsibilities.

(a) During the Term of Employment, Executive shall serve as the Executive Vice President and Chief Marketing Officer, reporting directly to the President and Chief Executive Officer of the Company (the “CEO”), and shall perform such lawful duties as are specified from time to time by the Company. In this position, Executive shall be responsible for leading all marketing-related activities across the Company, its Subsidiaries (defined below), and its Affiliates (defined below) (collectively, the Company, Subsidiaries, and Affiliates are referred to herein as the “Enterprise”), including at all affiliated hotels, casinos, live entertainment venues, interactive online entertainment, and related business operations. This includes but is not limited to: leading the day-to-day oversight, budgeting, and strategic planning for all Enterprise marketing activities; designing compelling, brand enhancing customer experiences; maintaining and constantly improving the Enterprise’s competitive position through innovative marketing, strategy, and campaigning to enhance brand equity, initiatives, and products; developing segmentation, competitive analysis, market intelligence, prospecting, lead generation, product and market development, pricing, promotions, communications, and sales force effectiveness protocols to drive revenue retention and growth; serving as a member of the Company’s senior management team, and participating in the development of overall business strategy for the Enterprise; developing, measuring, and monitoring key metrics around the marketing function of the business; leading an organization with methods and actions that are ethical and in full compliance with all applicable laws, regulations, and Company policies; identifying compliance risks and taking actions necessary to eliminate or minimize risks; and creating a compliance culture within the organization and fostering an environment where employees feel comfortable reporting potential violations or misconduct. If at any time during the Term of Employment Executive voluntarily assumes and accepts a position other than Executive Vice President and Chief Marketing Officer for the Company, any of its Subsidiaries or any of its Affiliates, Executive expressly understands and agrees that this Section 2(a) is automatically modified to include those lawful duties for which Executive is responsible and those performance

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responsibilities consistent with Executive’s new role as represented by, but not limited to, annual goals, financial performance metrics, and day-to-day oversight and supervision.

(b) During the Term of Employment, Executive shall perform Executive’s duties faithfully and to the best of Executive’s abilities and shall devote all of Executive’s business time and attention, on a full time basis (except as otherwise expressly permitted herein), to the business and affairs of the Company. Executive shall use Executive’s best efforts to advance the best interests of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, insider trading, code of conduct and business ethics, and other employment-related policies as are from time to time in effect (collectively, and as amended or modified from time to time by the Company, the “Policies”).

(c) During the Term of Employment, Executive hereby agrees that Executive’s services will be rendered exclusively to the Company, and Executive shall not, except as set forth on Exhibit A attached hereto, directly or indirectly, render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as defined below), whether as an employee, advisor, member of a board or similar governing body, sole proprietor, independent contractor, agent, consultant, volunteer, intern, representative, or otherwise, whether or not compensated. With respect to the positions listed on Exhibit A attached hereto, Executive may engage in such activities so long as such activities do not interfere with the proper performance of Executive’s duties and responsibilities hereunder and/or otherwise conflict with any of the Policies of the Company or otherwise violate the terms of this Agreement. Excepting the period following any Notice of Non-Renewal, during the Term of Employment, Executive further agrees that Executive shall not seek, solicit, or otherwise look for employment (whether as an employee, consultant, or otherwise) with any other Person (as defined below).

(d) Executive’s services hereunder shall be performed by Executive in the Company’s principal offices located in Clark County, Nevada or, such other location that serves as Executive’s primary office, if such other location is designated by the Company; provided, that, Executive may be required to travel for business purposes during the Term of Employment. The Company shall relocate Executive to Clark County, Nevada pursuant to the Company’s 1HA Relocation Plan.

(e) Upon expiration of the Term of Employment, the delivery of a Notice of Non-Renewal or the termination of Executive’s employment for any reason, upon the request of the Board or its designee, Executive shall be deemed to have resigned, in writing, from any positions Executive then holds with the Company and any of its Subsidiaries and Affiliates, including membership on any Company, Subsidiary or Affiliate boards unless otherwise determined by the Company. For purposes of this Agreement, (i) an “Affiliate” of the Company or any other Person (as defined below) shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the Person specified; (ii) a “Subsidiary” of any Person shall mean any Person of which such Person owns, directly or indirectly, more than half of the equity ownership interests (measured either by value or by ability to elect or control the board of directors or other governing body); and (iii) a “Person” or “person” means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative,

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association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity, in each case, whether or not for profit.

3. Base Salary. During the Term of Employment, the Company shall pay Executive an annualized base salary of six hundred and seventy-five thousand dollars ($675,000), minus applicable deductions and withholdings (“Base Salary”), payable in accordance with the regular payroll practices applicable to executives of the Company. During the Term of Employment, the Base Salary shall be subject to annual review by the Company, in its sole discretion, for possible increase and any such increased Base Salary shall constitute “Base Salary” for purposes of this Agreement. Executive shall not be entitled to receive any additional consideration for service during the Term of Employment as a member of the Board or the board of any of the Company’s Subsidiaries or Affiliates.

4. Bonus. During the Term of Employment, Executive shall participate in the Company’s annual incentive bonus program(s) applicable to Executive’s position (the “AIP”) and be eligible to receive a bonus (the “Bonus”) based upon the achievement of business performance objectives as determined by the Board. The Bonus, if any, shall be paid in accordance with the terms of the AIP; provided, that, the Bonus shall not be considered earned for any purpose unless Executive is still employed by the Company on (and has not given or received a Notice of Termination (as defined below)) prior to the payment date. Executive shall have an annual bonus target of 75% of the Base Salary.

5. Claw-Back. Notwithstanding any provision in this Agreement to the contrary, amounts payable hereunder shall be subject to claw-back or disgorgement, to the extent applicable, under (A) the Policies or any claw-back policy adopted by the Company, (B) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and rules, regulations, and binding, published guidance thereunder, which legislation provides for the clawback and recovery of incentive compensation in the event of certain financial statement restatements and (C) the Sarbanes–Oxley Act of 2002. If pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”), the Company (or any of its Subsidiaries or Affiliates) would not be eligible for continued listing, if applicable, under Section 10D(a) of the Act if it (or they) did not adopt policies consistent with Section 10D(b) of the Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to Executive under this Agreement or otherwise shall be subject to claw-back in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Act, as interpreted by rules of the Securities Exchange Commission. Nothing in this provision is intended to supersede any existing or future claw-back provision adopted or amended by the Company, including, but not limited to the provision set forth in the Company’s Omnibus Incentive Plan.

6. Other Benefits.

(a) LTI Grant. Executive will be eligible to participate in regular, periodic grants under the Company’s Long Term Incentive (“LTI”) Program. Executive understands and acknowledges that LTI grant(s) are subject to review, discretion, and approval of the Human Resources Committee of the Caesars Entertainment Corporation Board of Directors (the

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“HRC”). LTI grants are subject to vesting schedules at the discretion of the HRC. Executive will have an annual equity grant target of 150% of Executive’s base salary based on value at time of grant using the company’s typical methods for valuing equity. Executive understands and acknowledges that the actual value of equity to be granted is at the discretion of the HRC and is not guaranteed. Further, the actual future value of LTI grants is subject to risk based on the performance of the company’s stock and cannot be guaranteed.

(b) Employee Benefits. During the Term of Employment, Executive shall be entitled to participate in such employee benefit plans and insurance programs made available generally to employees of the Company, or which it may adopt from time to time, for its employees, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed as a limitation on the ability of the Company to adopt, amend, or terminate any such plans, policies, or programs.

(c) Vacations. During the Term of Employment, Executive shall be entitled to paid vacation in accordance with the normal vacation policies of the Company, as applicable to employees at Executive's level.

(d) Reimbursement of Business and Other Expenses. During the Term of Employment, Executive is authorized to incur reasonable expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such expenses, subject to documentation and subject to the policies of the Company relating to expense reimbursement.

(e) D&O Insurance. During the Term of Employment, the Company shall provide Executive with Director’s and Officer’s indemnification insurance coverage in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to change during the Term of Employment.

(f) Ninety (90) Day Bonus. The Company agrees to pay Executive a lump-sum payment, subject to normal payroll withholdings, in the amount of fifty thousand dollars ($50,000) (the “Stay Bonus”) as soon as is practicable following Executive’s ninetieth (90th) day of employment, so long as Executive is employed by Company in good standing on the 90th day. “Good standing” shall mean actively employed on the Company’s payroll, and not on a final written warning or action plan.

(g) Proposed Retention Program. Executive will be eligible to participate in the Company’s Proposed Retention Program (as defined in the Amendment No. 1 to Form S-4 filed by Caesars Entertainment Corporation on June 5, 2017), if and when adopted. Executive understands and agrees that the granting and vesting of any equity grants are to be determined at the sole discretion of the HRC. Executive understands and agrees that the Company cannot guarantee a period required for vesting for any grant of equity. Rather, the HRC will set the vesting schedule in its sole discretion. The Company will recommend to the HRC that Executive receive a retention grant target of one million eight hundred fifty six thousand two hundred and fifty dollars ($1,856,250) based on value at time of grant, using the company’s typical methods

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for valuing equity. Executive understands and acknowledges that the actual amount and value of equity to be granted is at the sole discretion of the HRC and is not guaranteed.

7. Termination of Employment. Executive’s employment hereunder may be terminated prior to the end of the Term of Employment under the following circumstances, and any such termination shall not be, nor be deemed to be, a breach of this Agreement:

(a) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b) Disability. The Company shall have the right to terminate Executive’s employment hereunder for Disability (as defined below). “Disability” shall mean Executive has been unable to perform Executive’s duties hereunder on a full-time basis for a period of ninety (90) days during any three hundred sixty-five (365) day period, as a result of physical or mental incapacity as determined by a medical doctor mutually agreed upon by the Company and Executive. Any action taken pursuant to this Section 7(b) shall be in accordance with the Americans with Disabilities Act.

(c) For Cause. The Company shall have the right to terminate Executive’s employment for Cause. Upon the reasonable belief by the Company that Executive has committed an act (or has failed to act in a manner) which constitutes Cause, including under the provisions of paragraph 13 of this Agreement, the Company may immediately suspend Executive from Executive’s duties herein and bar Executive from its premises during the Company’s investigation of such acts (or failures to act) and any such suspension shall not be deemed to be a breach of this Agreement by the Company and/or otherwise provide Executive a right to terminate Executive’s employment for Good Reason (the “Investigation Period”); provided, however, that the Company shall have the right to terminate Executive’s employment for Cause immediately and nothing in this Agreement shall require the Company to provide an Investigation Period or otherwise provide advance notice of termination for Cause. In addition to violation of the provisions contained in paragraph 13 of this Agreement, for purposes of this Agreement, “Cause” shall mean (i) Executive’s commission of or guilty plea or plea of no contest to a felony (or its equivalent under applicable law), (ii) conduct by Executive that constitutes fraud or embezzlement, or any acts of dishonesty in relation to Executive’s duties with the Company, (iii) Executive’s gross negligence, bad faith, or gross misconduct which creates a likelihood of reputational or economic harm to the Company or its Subsidiaries or its Affiliates as determined by the Company in its sole discretion, (iv) Executive’s refusal or willful failure to perform Executive’s duties hereunder as determined by the Company in its sole discretion, (v) Executive’s refusal or willful failure to perform any reasonable directive of the Company, (vi) Executive’s knowing misrepresentation of any material fact that the Company reasonably requests, (vii) Executive being found unsuitable by the Company’s Compliance Committee or by a gaming regulatory agency, or, the Company is either informed or notified by a federal, state or local regulatory authority that such regulatory authority will recommend a finding of unsuitability as to Executive, in any jurisdiction in which the Company, Caesars Entertainment Corporation, or any of their respective Subsidiaries or Affiliates conducts operations, (viii) Executive’s violation, as determined by the Company in its sole discretion, of any securities or employment laws or regulations, or (ix) Executive’s material breach of Executive’s obligations under this Agreement or material violation of the Policies as determined

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by the Company in its sole discretion. Executive shall have thirty (30) days to cure any and all actions supporting the Company’s Cause finding under (iv), (v) and (ix) above, subject to the Company’s determination that such act is curable and to the Company’s sole discretion that Executive has successfully cured any and all actions supporting Cause for termination.

(d) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause, at any time and for any reason or no reason, by providing Executive with a Notice of Termination.

(e) By Executive. Executive shall have the right to terminate Executive’s employment hereunder without Good Reason (as defined below) by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination. Executive also shall have the right to terminate Executive’s employment hereunder with Good Reason as set forth herein. For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment if, (i) within sixty (60) days after Executive knows (or has reason to know) of the occurrence of any of the following events, Executive provides written notice to the Company requesting that it cure such events, (ii) the Company fails to cure, if curable, such events within sixty (60) days following such notice, and, (iii) within ten (10) days after the expiration of such cure period, Executive provides the Company with a Notice of Termination: (A) a material reduction in Executive’s Base Salary other than a reduction that applies to a similarly situated class of employees of the Company or its Subsidiaries or Affiliates; (B) a material diminution in Executive’s duties, responsibilities or authority for a period of more than forty-five (45) days (not including any Investigation Period); or (C) a material breach by the Company of any of its material obligations to the Executive under this Agreement.

(f) Due to Expiration of the Term of Employment. The Term of Employment shall terminate upon the expiration of the then current Term of Employment in the event that either Party delivers a Notice of Non-Renewal to the other Party in accordance with Section 1 of this Agreement.

8. Date of Termination. Executive’s employment shall terminate, and the effective date of termination of both this Agreement and of Executive’s employment (the “Date of Termination”) shall be as follows: (i) if Executive’s employment is terminated due to Executive’s death pursuant to Section 7(a) of this Agreement, the date of Executive’s death, as stated on the death certificate, shall be the Date of Termination; (ii) if Executive’s employment is terminated due to Executive’s disability pursuant to Section 7(b) of this Agreement, the Date of Termination shall be fifteen (15) days after a Notice of Termination is delivered to Executive, as set forth in Section 16 below; (iii) if Executive’s employment is terminated for Cause pursuant to Section 7(c) of this Agreement, the Date of Termination shall be the earlier of: (a) the date on which the Company notifies Executive (orally or by other means) of his termination for Cause; or (b) the date on which a Notice of Termination is delivered to Executive pursuant to Section 16 below; (iv) if Executive’s employment is terminated without Cause, as set forth in Section 7(d) of this Agreement, the Date of Termination shall be the date set forth in the Notice of Termination and delivered to Executive, as set forth in Section 16 below; (v) if Executive’s employment is terminated by Executive without Good Reason pursuant to Section 7(e) of this Agreement, the Date of Termination shall be (30) days after delivery to the Company of a Notice of Termination as set forth in Sections 7(e) and 16 of this Agreement; provided further, that in

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the event of termination of Executive’s employment hereunder without Good Reason, the Company may, in its sole and absolute discretion, accelerate such Date of Termination by delivering to Executive a written notice of such acceleration, as set forth in Section 16 below; (vi) if Executive’s employment is terminated by Executive for Good Reason pursuant to Section 7(e) of this Agreement, the Date of Termination shall be the date upon which a Notice of Termination is delivered to the Company, as set forth in Sections 7(e) and 16 of this Agreement; and (vii) if Executive’s employment is terminated by the Company or by Executive by delivering a Notice of Non-Renewal pursuant to Sections 1, 7(f), and 16 of this Agreement, the Date of Termination shall be the last day of the then-current Term of Employment.

A Notice of Termination shall identify the provision of this Agreement pursuant to which the Executive’s employment and this Agreement are being terminated.

9. Compensation Upon Termination. In the event Executive’s employment terminates prior to the expiration of the Term of Employment, the Company shall provide Executive with the payments and benefits set forth below. The payments described herein shall be in lieu of any other severance or termination benefits that Executive may otherwise have been eligible to receive under any severance policy, plan, or program maintained by the Company or its Subsidiaries or Affiliates or as otherwise mandated by law. To the extent that the Company and/or its Subsidiaries or Affiliates are required to pay Executive severance or termination pay under any such severance policy, plan, program, or applicable law, the amounts payable hereunder shall be reduced, but not below zero, on a dollar for dollar basis, and if and to the extent such reduction is permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(a) Termination for Cause or Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason:

(i) within ten (10) business days following such termination, the Company shall pay to Executive any unpaid Base Salary earned through the Date of Termination;

(ii) within thirty (30) days following such termination, the Company shall reimburse Executive pursuant to Section 6(c) for reasonable expenses incurred but not paid prior to such termination of employment; and

(iii) the Company shall provide to Executive other or additional benefits (if any), in accordance with the then-applicable terms of any then-applicable plan, program, agreement or other arrangement of any of the Company, or of any of its Subsidiaries or Affiliates, in which Executive participates (the rights described in sub-clauses (i), (ii), and (iii) are collectively referred to as the “Accrued Obligations”). Thereafter, the Company shall have no further obligation under this Agreement or otherwise to Executive or Executive’s legal representatives or estate except as required by any applicable law.

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(b) Death. If Executive’s employment is terminated due to Executive’s death during the Term of Employment, Executive or Executive’s beneficiary, legal representative, or estate shall receive the Accrued Obligations. Thereafter, the Company shall have no further obligation under this Agreement to Executive or Executive’s beneficiaries, legal representatives or estate except as otherwise required by applicable law.

(c) Termination Without Cause, For Good Reason, or upon Expiration of the Term of Employment Due to Company’s Issuance of a Notice of Non-Renewal, or for Disability. In the event that Executive’s employment under this Agreement is terminated by the Company without Cause under Section 7(d) of this Agreement, by Executive with Good Reason under Section 7(e) of this Agreement, upon expiration of the Term of Employment due to Company’s issuance of a Notice of Non-Renewal pursuant to Section 7(f) of this Agreement, or by the Company for Disability under Section 7(b) of this Agreement during the Term of Employment, the Company shall pay or provide to Executive the Accrued Obligations and, subject to Executive’s signing a separation agreement and release in the form attached hereto as Exhibit B (with such changes as may be necessary due to applicable law) (the “Release”) within twenty-one (21) days or forty-five (45) days, whichever period is applicable under the ADEA (as defined in Exhibit B) following the Date of Termination, and not revoking the Release within seven (7) days of signing it, the Company shall pay to Executive a severance amount equal to Executive’s monthly rate of Base Salary (i.e., 1/12 of Executive’s annual rate of Base Salary) for each of eighteen (18) months (the “Severance Period”) commencing after execution of the release by Executive, but in no case sooner than expiration of the 7-day waiting period set forth in Section 5(b) of Exhibit B, in accordance with the Company’s regular payroll practices; provided, that, the Company may cease making the payments under this Section 9(c) (in addition to asserting any other rights it may have in law of equity) (i) if Executive is in breach of any of Executive’s obligations under Section 10 of this Agreement and Executive has failed to cure such breach, if curable, within ten (10) days following the Company’s notice to Executive of such breach; or (2) if Executive is in breach of any of the terms of the Release. If applicable, Executive will be entitled to receive the benefits set forth on Exhibit C hereto during the Severance Period

(d) Offset. To the extent permissible under Section 409A of the Code, in the event of any termination of Executive’s employment under this Agreement, the Company is specifically authorized to offset against amounts due to Executive under this Agreement or otherwise on account of any claim that any of the Company or any of its Subsidiaries or Affiliates may have against Executive.

(e) Executive’s Equity Awards. The Executive’s equity awards, including but not limited to, options and the shares acquired thereunder, restricted stock and restricted stock units, if any, will be treated in accordance with the terms of the plan pursuant to which such awards and grants were awarded.

10. Restrictive Covenants and Confidentiality.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its Subsidiaries and Affiliates at substantial expense and the Confidential

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Information constitutes valuable proprietary assets of the Company; (iii) the Company and its Subsidiaries and Affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term of Employment or during the Restricted Period as defined in Section 10(c) below, Executive should engage in or assist a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company’s and its Subsidiaries’ and Affiliates’ business is such that it can be conducted anywhere in the world and is not limited to a geographic scope or region; (v) the Company and its Subsidiaries and Affiliates will suffer substantial damage which will be difficult to compute if, during the Term of Employment or thereafter, Executive should solicit or interfere with the Company’s or its Subsidiaries’ or Affiliates’ employees, clients, or customers or should divulge Confidential Information relating to the business of the Company or its Subsidiaries or Affiliates in violation of the provisions of this Agreement; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its Subsidiaries and Affiliates; (vii) the Company would not have hired or continued to employ Executive or grant the benefits contemplated under this Agreement unless Executive agreed to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude Executive from other gainful employment following Executive’s termination from the Company. “Competitive Business” as used in this Agreement shall mean any business which owns, operates or manages any casino/resorts, casino/hotels, internet gaming, or other gaming venture or entity. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company or any Subsidiary or Affiliate, including, without limitation, any: (A) food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, organizational charts, salary and benefit programs, and training programs, (B) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source or object codes, data, programs, software source documents, data, film, audio and digital recordings, works of authorship, know-how, improvements, discoveries, developments, designs or techniques, intellectual property or other work product of the Company or any Affiliate, whether or not patentable or registrable under trademark, copyright, patent, or similar laws; (C) information regarding plans for research, development, new service offerings and/or products, marketing, advertising, and selling, distribution, business plans, business forecasts, budgets, and unpublished financial statements, licenses, prices, costs, suppliers, customers, or distribution arrangements; (D) non-public information regarding and collected from employees, suppliers, customers, clients, suppliers, vendors, agents, and/or independent contractors of the Company or any Subsidiary or Affiliate; (E) concepts and ideas relating to the development and distribution of content in any medium or to the current, future, or proposed business opportunities, products or services of the Company or any Subsidiary or Affiliate; or (F) any other information, data, or the like that is designated as confidential or treated as confidential by the Company or any of its Subsidiaries or Affiliates.

(b) Confidentiality. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive agrees not to, at any time, either during the Term of Employment or thereafter, divulge, post, use, publish, or in any other manner reveal, directly or

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indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the express written consent of the Company’s CEO or General Counsel, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process (including but not limited to disclosure(s) required by any gaming regulatory authority) and in such event, provided that Executive notifies the Company in writing in accordance with Section 16 below within three (3) days of receiving such order, subpoena, or process, cooperates with the Company in seeking an appropriate protective order and in attempting to keep such information confidential to the maximum extent possible. Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information in Executive’s possession, custody or control.

In addition, except as otherwise permitted by state or federal law, Executive agrees to keep the terms and conditions of this Agreement confidential, as set forth above, unless disclosure is otherwise required by applicable law or regulation including disclosure(s) required by any gaming regulatory authority. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (government agencies). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the company. Executive may share the terms and conditions of this Agreement with Executive’s spouse, legal counsel, and accountants, provided that any such individual agrees to keep that information strictly confidential and disclose it to no other person. Executive agrees that if any such individual to whom Executive discloses information regarding the terms of this Agreement then discloses such information to any other person, Executive will be personally liable for such disclosure as a breach of this Agreement. Executive affirms that Executive has not made any prior disclosures that, if made after signing this Agreement, would have violated this obligation of confidentiality. Executive understands that confidentiality as set forth in this paragraph 10(b) is an important part of the consideration Executive is giving to the Company in this Agreement and that it would be very difficult for the Company to quantify the effect of a breach of these provisions, and that, accordingly, injunctive relief is an appropriate remedy for any breach of these provisions, whether by Executive or by any person to whom Executive or Executive’s agent or agents have divulged information regarding the terms of this Agreement. Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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(c) Non-Compete. The Parties agree that, in the course of Executive performing Executive’s job duties for the Company, Executive will necessarily become intimately familiar with the Company’s marketing strategies, plans, techniques, systems, and financial portfolios. The Parties further agree that, if Executive were to become employed by a Competitive Business within eighteen (18) months of the termination of Executive’s employment with Company, Executive would inevitably use and disclose the Company’s Confidential Information to such Competitive Business, giving such Competitive Business an unfair competitive advantage. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive covenants and agrees that during the Term of Employment and for a period of eighteen (18) months following the Date of Termination of Executive’s employment for any reason, or from the entry by a court of competent jurisdiction of a judgment enforcing this Section, whichever of the foregoing is last to occur (the “Restricted Period”), Executive will not, for Executive, or in conjunction with any other Person (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee, intern, volunteer, consultant, or in another capacity), directly or indirectly, provide to any Competitive Business the same or substantially similar services as those provided by Executive to the Company whether (i) as a Executive Vice President and Chief Marketing Officer, (ii) in any substantially similar role irrespective of title or, (iii) if Executive assumes a new position within the Enterprise during the Term of Employment, in the same or substantially similar role as reflected by such new position. Notwithstanding anything herein to the contrary, this Section 10(c) shall not prevent Executive from acquiring securities representing not more than 1% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market.

(d) Non-Solicitation of Employees. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive covenants and agrees that during the Term of Employment and for a period of eighteen (18) months following the Date of Termination of Executive’s employment for any reason, or from the entry by a court of competent jurisdiction of a judgment enforcing this Section, whichever of the foregoing is last to occur, Executive shall not, without the prior written permission of the Company’s CEO or General Counsel, directly or indirectly (i) solicit, or have or assist any other person or entity to solicit any person who is employed by or providing services to the Company or its Subsidiaries or Affiliates, at the time Executive’s employment with the Company terminates, or who was employed by the Company or its Subsidiaries or Affiliates within the six-month period prior to the termination of Executive’s employment or (ii) encourage, assist, entice, request and/or directly or indirectly cause any employee or consultant of the Company or its Subsidiaries or Affiliates to breach or threaten to breach any terms of such employee’s or consultant’s agreements with the Company or its Subsidiaries or Affiliates or to terminate his or her employment with the Company or its Subsidiaries or Affiliates.

(e) Non-Solicitation of Clients and Customers. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive covenants and agrees that during the Term of Employment and for a period of eighteen (18) months following the termination of Executive’s employment for any reason, or from the entry by a court of competent jurisdiction of a judgment or any appeal thereon, whichever of the foregoing is last to occur, Executive will not, for Executive, or in conjunction with any other Person (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee,

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representative, employee, consultant or in another capacity), directly or indirectly: (i) solicit any Person who, to Executive’s knowledge, was an existing or prospective customer, client, supplier, or vendor of the Company or its Subsidiaries or Affiliates at the time of, or at the time during the six (6) months preceding, Executive’s termination of employment (an “Associated Person”); or (ii) request or cause any of the Company’s or its Subsidiaries’ or Affiliates’ clients, customers, suppliers, or vendors (an “Associated Person”) to cancel, terminate, reduce or otherwise interfere with any business relationship with the Company or its Subsidiaries or Affiliates. The restrictive covenants detailed in this Section 10(e) shall not apply if: (i) Executive did not solicit the Associated Person; (ii) the Associated Person voluntarily chooses to cancel, terminate or reduce its relationship with the Company and voluntarily seek the services of Executive; and (iii) Executive otherwise complies with all restrictive covenants detailed in Section 10.

(f) Post-Employment Property. The Parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method, or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) that Executive, either solely or in collaboration with others, has conceived, created, made, discovered, invented, developed, perfected, or reduced to practice during the term of Executive’s employment, whether or not during regular business hours or on the Company’s or any Subsidiaries and Affiliates’ premises, and that is related to Executive’s work for the Company or which results from or is suggested by the work Executive does for or on behalf of the Company, shall be the sole and complete property of the Company and/or its Subsidiaries and Affiliates. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought); (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought); (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered); and (iv) trade secrets, ideas, and concepts (subsections (i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s or its Subsidiaries and Affiliates’ premises or otherwise, whether or not during normal business hours or on the Company’s premises, and related to the Company’s business, shall perpetually and throughout the world be the exclusive property of the Company and/or its Subsidiaries and Affiliates, as shall all tangible media (including, but not limited to, papers, computer media, and digital and cloud-based of all types and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Upon termination of Executive’s employment with the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the CEO or General Counsel of the Company all originals and copies of any documents and other property of the Company or any of its Subsidiaries or Affiliates in Executive’s possession or under Executive’s custody or control.

(g) Works for hire. Executive agrees that all works of authorship created in whole or in part by Executive during Executive’s engagement by the Company and that is related to Executive’s work for the Company or which results from or is suggested by the work Executive does for or on behalf of the Company, shall be works made for hire of which the Company or its Subsidiaries and Affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during Executive’s engagement by the Company is not a work made for hire,

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Executive hereby assigns all right, title, and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or any of its Subsidiaries or Affiliates all rights in any Intellectual Property Product created in whole or in part by Executive during Executive’s engagement by the Company, Executive hereby assigns all right, title, and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without any additional compensation, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive remains employed by the Company at the time such request is made, in order to permit the Company, its Subsidiaries and Affiliates, and/or their respective successors and assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications, or consequences.

(h) Non-Disparagement. Executive agrees that Executive will not defame, denigrate, or publicly criticize the services, plans, methodologies, business, integrity, veracity or personal or professional reputation of the Company or any of its Subsidiaries or Affiliates or their respective officers, directors, partners, executives, or agents in either a professional or personal manner at any time during or following the Term of Employment.

(i) Enforcement. If Executive commits a breach of any of the provisions of this Section 10, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that Executive possesses considerable Confidential Information and that the services being rendered hereunder are of a special, unique, and extraordinary character and that any such breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company or its Subsidiaries or Affiliates. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its Subsidiaries and Affiliates, at law or in equity. Accordingly, Executive consents to the issuance of a temporary and/or preliminary injunction, in aid of arbitration, consistent with the terms of this Agreement.

(j) Modification/Blue Pencil. Except where prohibited, if, at any time, a reviewing court of appropriate jurisdiction called upon to issue an injunction in accordance with Section 10(i) finds any of the provisions of this Section 10 to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration, or scope of activity, this Agreement shall be considered divisible and such court shall have authority to modify or blue pencil this Agreement to cover only such area, duration, and scope as shall be determined to be reasonable and enforceable by the court. Executive and the Company agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(k) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 10 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY, AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

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11. Assignability; Binding Nature. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive or otherwise. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, beneficiaries, executors, and administrators of Executive, and shall be assignable by the Company only to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions. In the event of such an assignment, Executive shall receive $1,000, subject to applicable deductions and withholding taxes, in addition to Executive’s compensation hereunder as additional consideration for such assignment.

12. Representations. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor Executive’s performance in accordance with the terms of this Agreement will breach any other obligations of Executive, including under any other agreement to which Executive is a party, including, without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to Executive’s employment by the Company. Executive represents and warrants that Executive has not willfully or knowingly misrepresented or withheld any material fact that the Company would reasonably need to make an informed decision regarding an offer of employment to Executive. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, and that Executive has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith.

13. Compliance. Executive agrees to comply with all federal, state, local, provincial or other laws or regulations in all jurisdictions both domestic and international. Failure to do so could result in termination of this Agreement for Cause pursuant to paragraph 7(c) of this Agreement. As a holder of privileged gaming licenses, the Company and its affiliates are required to adhere to strict laws and regulations regarding its associations, including associations with key employees as defined under the Caesars Entertainment Corporation Ethics and Compliance Program (“E&C Program”). If at any time: (a) the Company’s Compliance Committee determines, in its sole discretion, that Executive is an unsuitable person as that term is defined in the E&C Program, or that it would be in the Company’s best interest to terminate the employment of Executive in order to protect any proposed or pending gaming licenses or any of its privileged gaming licenses; or (b) the Company is either informed or notified by a federal, state or local regulatory authority that such regulatory authority will recommend a finding of unsuitability as to Executive, the Company may immediately terminate this Agreement pursuant to paragraph 7(c) of this Agreement. During the term of this Agreement, to the extent that any prior disclosure made by Executive becomes inaccurate, including but not limited to the initiation of any criminal proceeding or any civil or administrative proceeding or process which alleges any violations of law involving Executive shall disclose the information to Company within 10 calendar days from that event. Executive agrees to comply with any background investigation conducted in connection with the disclosure of this updated information. If Executive is or becomes required to be licensed by any federal, state, and/or local gaming regulatory agency and fails to become so licensed, or, once licensed, fails to maintain such license or fails to continue to be suitable by the governmental regulatory agency, the Company may immediately terminate this Agreement for Cause pursuant to paragraph 7(c) of this

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 Agreement. By signing this Agreement, Executive acknowledges that Executive has received a copy of the E&C Program, the Caesars Anti-Corruption Compliance Policy, and the Caesars Entertainment Corporation Anti-Money Laundering Policy and Program. Executive understands and agrees to comply with these and all other policies adopted by the Company. Executive shall sign all certification/attestation forms associated with these policies and return them to the Caesars Corporate Compliance Department. Executive further understands Executive’s obligation to report suspected violations of law, regulation, policies, or of unethical conduct occurring within the Company and/or its affiliates to the Chief Regulatory & Compliance Officer, his/her designee, or through the Ethics and Compliance Hotline, the number for which is posted on the Caesars Entertainment Corporation intranet website.

14. Litigation And Regulatory Cooperation. During the Term of Employment and continuing thereafter upon termination of employment, Executive shall reasonably cooperate with the Company and its Subsidiaries and Affiliates in the defense or prosecution of any claims or actions now in existence or that may be brought or threatened in the future against or on behalf of any of the Company, its Subsidiaries, Affiliates, divisions, successors, and assigns, about which the Company believes Executive may have relevant information. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company, its Subsidiaries, Affiliates, successors and assigns at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; provided, that, the Company will reimburse Executive for Executive’s reasonable travel expenses incurred with respect to such cooperation.

15. Resolution of Disputes. Any dispute arising in connection with the validity, interpretation, enforcement, or breach of this Agreement or arising out of Executive’s employment or termination of employment with the Company; under any statute, regulation, ordinance or the common law; or otherwise arising between Executive, on the one hand, and the Company or any of its Subsidiaries or Affiliates, on the other hand, the Parties, shall (except to the extent otherwise provided in Section 10(i) with respect to certain requests for injunctive relief) be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in Las Vegas, Nevada, and the arbitrator will apply the law of the jurisdiction as provided in Section 17(h), below, including federal law as applied in the courts in the jurisdiction specified in Section 17(h). The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The Company will pay the fees and costs of the Arbitrator and/or the AAA, except that Executive will be responsible for paying the applicable filing fee not to exceed the fee that Executive would otherwise pay to file a lawsuit asserting the same claim in court. The arbitrator shall not have the authority to modify the terms of this Agreement except to the extent that the Agreement violates any governing statue, in which case the arbitrator may modify the Agreement solely as necessary to not conflict with such statute. The Arbitrator shall have the authority to award any remedy or relief that a court in the jurisdiction specified in Section 17(h) could grant in conformity with the applicable law on the

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basis of claims actually made in the arbitration. The Arbitrator shall render an award and written opinion which shall set forth the factual and legal basis for the award. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court located in the jurisdiction specified in Section 17(h). The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who Executive shall ensure adheres to all confidentiality terms in this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in the jurisdiction specified in Section 17(h) and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal to the extent possible, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Each party agrees to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, regardless of outcome. To the extent any dispute is found not to be subject to this arbitration provision, both Executive and Company hereby waive their respective rights to trial by jury. Notwithstanding anything to the contrary herein, the arbitrator shall have the authority to award reasonable costs, expenses, and attorneys' fees to the party that substantially prevails.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 15, VOLUNTARILY AGREES TO ARBITRATE ALL DISPUTES, AND HAS HAD THE OPPORTUNITY TO REVIEW THE PROVISIONS OF SECTION 15 WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY. BY SIGNING BELOW, EXECUTIVE SIGNIFIES EXECUTIVE’S UNDERSTANDING AND AGREEMENT TO SECTION 15.

16. Notices. Any written notice required to be provided by the Company to the Executive, or by the Executive to the Company, pursuant to this Agreement shall be delivered, and receipt shall be deemed effective, as follows:

If to the Company:

Caesars Enterprise Services, LLC

One Caesars Palace Drive

Las Vegas, Nevada 89109

Phone: 702-407-6300

Attention: General Counsel

Such notice must be sent by a nationally recognized overnight courier. Delivery to the Company shall be deemed effective two days after the notice is given to the overnight courier for delivery.

If to Executive:	(i) Hand delivered to the Executive (in which case delivery shall be deemed effective at the moment notice is handed to the Executive); or (ii) sent by a nationally recognized overnight courier to the

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address of Executive’s principal residence as it appears in the Company’s records. Delivery to the Executive shall be deemed effective two days after the notice is given to the overnight courier for delivery. Nothing in the foregoing provision is intended to alter the company’s right to terminate Executive’s employment immediately for Cause orally or by other means, as set forth in Sections 7(c) and 8 above. In addition, the Company shall send a copy of such notice to Executive’s attorney:

Outten & Golden LLP

685 Third Avenue, 25th Floor

New York, NY 10017

Attention: Wayne Outten

If to a beneficiary, heir or executor:

Sent by a nationally recognized overnight courier to the address most recently specified by Executive, beneficiary, or executor. Delivery shall be deemed effective two days after the notice is given to the overnight courier.

17. Miscellaneous.

(a) Entire Agreement. This Agreement, including its Exhibits A, B, and C contains the entire understanding and agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, among them with respect thereto.

(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically identifies the provision being amended and that is signed by Executive and the CEO or Company General Counsel. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

(c) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement in the event of Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

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(e) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment under this Agreement.

(f) Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement, including its Exhibit B and Exhibit C, any taxes that are required to be withheld pursuant to any applicable law or regulation.

(g) 409A Provisions. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of such provision. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Code as of the Date of Termination, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided within thirty (3) days following the earlier of (i) the date which is six (6) months after Executive’s separation from service (as defined in Section 409A of the Code and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code and such date shall be the Date of Termination for purposes of this Agreement. Each separately identified amount to which Executive is entitled under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In addition, to the extent possible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise if such designation would constitute a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and its officers, directors, employees, agents, and representatives make no guarantee or representation that the payments or benefits provided under this Agreement comply with, or are exempt from, the provisions of Section 409A of the Code, and none of the foregoing shall have any liability or other obligation to indemnify or hold harmless Executive or any beneficiary of

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Executive for any Tax, additional tax, interest or penalties that Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

(h) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Nevada applicable to contracts to be performed therein.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

(j) Construction. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted the Agreement or any particular provision hereof or who supplied the form of this Agreement. In construing the Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout the Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

(k) Third Party Beneficiaries. The parties agree that each of the Company’s Affiliates and Subsidiaries are intended third party beneficiaries of this Agreement and shall have the authority to enforce the provisions applicable to them in accordance with the terms of hereof.

Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of the Agreement. IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

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CAESARS ENTERPRISE SERVICES, LLC

By:/s/ Mary Thomas
Name: Mary Thomas Title: Executive Vice President of Human Resources
Executive
/s/ Christopher Holdren
Christopher Holdren

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EXHIBIT A

•	Blue Gate LLC

•	Dhanya LLC

•	Eklektikos LLC

•	Handy Technologies, LLC

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EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

In consideration of and in accordance with the ______________ Employment Agreement by and between Executive and Caesars Enterprise Services, LLC with offices at One Caesars Palace Drive, Las Vegas, Nevada 89109 (together with its successors and assigns, the “Company”) (“Employment Agreement”), of which this Exhibit A is part, Christopher Holdren (“Executive”) hereby agrees as follows. All terms not defined in this Separation Agreement and Release (“Separation Agreement”) shall have the same meanings as those set forth in the Employment Agreement.

1. Consideration. Executive acknowledges and agrees that the payments and benefits paid or granted to Executive under the Employment Agreement (the “Consideration Amounts”), represent good, valuable, and sufficient consideration for signing this Separation Agreement, and exceed any amounts or interests to which Executive otherwise would be entitled. Executive acknowledges and agrees that except as specifically provided in this Separation Agreement, the Company shall have no other obligations or liabilities, monetary or otherwise, to Executive following the date hereof (the “Effective Date”) and that the payments and benefits contemplated herein constitute a complete settlement, satisfaction, and waiver of any and all claims Executive may have against the Company.

2. Release of Claims.

(a) Executive, for Executive, Executive’s spouse, and each of Executive’s heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Executive Releasors”), irrevocably and unconditionally releases and forever discharges the Company, each and all of its predecessors, parents, Subsidiaries, Affiliates, divisions, successors, and assigns (collectively with the Company, the “Company Entities”), and each and all of the Company Entities’ current and former officers, directors, employees, shareholders, representatives, attorneys, agents, and assigns (collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Executive has, had, or may have against them, or any of them, by reason of, arising out of, connected with, touching upon, or concerning Executive’s employment with the Company, Executive’s separation from the Company, and Executive’s relationship with any or all of the Company Releasees, and from any and all statutory claims, regulatory claims, claims under the Employment Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising from the beginning of the world up through the Separation Agreement Effective Date (as defined below) (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations, the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., or the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; the Nevada Wage and Hour Laws, NEV. REV. STAT. § 608.005, et seq., the Nevada Fair Employment Practices Act. NEV. REV. STAT. § 613.310 et seq., and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Clark County, Nevada. Executive understands that nothing contained in this agreement limits Executive’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (government agencies). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.

(b) Executive acknowledges that there is a risk that after the execution of this Separation Agreement, Executive will incur or suffer damage, loss, or injury that is in some way caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates or Executive’s separation from the Company or its Subsidiaries or Affiliates, and any relationship with or membership or investment in the Company Releasees, but that is unknown or unanticipated at the time of execution of this Separation Agreement. Executive specifically assumes that risk, and agrees that this Separation Agreement and the Released Claims apply to all unknown or unanticipated, accrued or contingent claims and all matters caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates and/or Executive’s separation from the Company or its Subsidiaries or Affiliates, as well as those claims currently known or anticipated. Executive acknowledges and agrees that this Separation Agreement constitutes a knowing and voluntary waiver of any and all rights and claims Executive does or may have as of the Separation Agreement Effective Date. Executive acknowledges that Executive has waived rights or claims pursuant to this Separation Agreement

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in exchange for consideration, the value of which exceeds payment or remuneration to which Executive otherwise would be entitled.

(c) To the extent permitted by law, Executive agrees never to file a lawsuit or other adversarial proceeding with any court or arbitrator against the Company or any other Company Releasee asserting any Released Claims. Executive represents and agrees that, prior to signing this Separation Agreement, Executive has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, arbitrator, or other forum against the Company or any of the other Company Releasees, asserting any claims whatsoever. Executive understands and acknowledges that, in the event Executive files an administrative charge or commences any proceeding with respect to any Released Claim, or in the event another person or entity does so in whole or in part on Executive’s behalf, Executive waives and is estopped from receiving any monetary award or other legal or equitable relief in connection with any such proceeding.

(d) Executive represents and warrants that Executive has not assigned, transferred, or permitted the subrogation of any of Executive’s rights, claims, and/or causes of action, including any claims referenced in this Separation Agreement, or authorized any other person or entity to assert any such claim or claims on Executive’s behalf, and Executive agrees to indemnify and hold harmless the Company against any assignment, transfer, or subrogation of said rights, claims, and/or causes of action

3. Survival. The following Sections of the Employment Agreement shall remain in full force and effect following the Termination Date: Section 5 (“Claw-Back”), Section 9 (“Compensation Upon Termination”), Section 10 (“Restrictive Covenants and Confidentiality”), Section 11 (“Assignability; Binding Nature”), Section 13 (“Litigation And Regulatory Cooperation”), Section 14 (“Resolution of Disputes”), Section 15 (“Notices”), and Section 16 (“Miscellaneous”). Any disputes arising in connection with this Separation Agreement or otherwise arising between any of Executive Releasors, on the one hand, and any of the Company Releasees, on the other hand, shall be resolved in accordance with Sections 10 and 14 of the Employment Agreement.

4. Tax Liability. Executive expressly acknowledges that neither the Company nor its attorneys have made any representations to Executive regarding the tax consequences of the consideration provided to Executive pursuant to this Separation Agreement and Section 9 of the Employment Agreement. It is the intention of the parties to this Separation Agreement that no payments made under this Separation Agreement and/or Section 9 of the Employment Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but Company does not guarantee that any such payment complies with or is exempt from Code Section 409A. Each payment made under this Separation Agreement or Section 9 of the Employment Agreement will be treated as a separate payment for purposes of Code Section 409A and the right to a series of installment payments under this Separation Agreement is to be treated as a right to a series of separate payments.

5. Knowing/Voluntary Waiver.

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(a) Executive is entitled to consider the terms of this Separation Agreement for twenty-one (21) days before signing it. If Executive fails to execute this Separation Agreement within this twenty-one (21) day period, this Separation Agreement will be null and void and of no force or effect. To execute this Separation Agreement, Executive must sign and date the Separation Agreement below, and return a signed copy hereof to Attn: Corporate Compensation, Caesars Enterprise Services, LLC, One Caesars Palace Drive, Las Vegas, Nevada 89109, (phone):702-880-6829, compensationrequests@caesars.com, via nationally recognized overnight carrier or email.

(b) Executive may revoke this Separation Agreement within seven (7) days of Executive’s signing it by delivering a written notice of such revocation to Attn: Corporate Compensation, Caesars Enterprise Services, LLC, One Caesars Palace Drive, Las Vegas, Nevada 89109, (phone): 702-880-6829, compensationrequests@caesars.com, via nationally recognized overnight carrier or email. If Executive revokes this Separation Agreement within seven (7) days of signing it, this Separation Agreement and the promises contained herein or in Section 9 of the Employment Agreement automatically will be null and void. If Executive signs this Separation Agreement and does not revoke this Separation Agreement within seven (7) days of signing it, this Separation Agreement shall become binding, effective, and irrevocable on the eighth (8th) day after the Separation Agreement is executed by both parties (the “Separation Agreement Effective Date”).

(c) Executive acknowledges that Executive (a) has carefully read this Separation Agreement and the Employment Agreement; (b) is competent to manage Executive’s own affairs; (c) fully understands the Separation Agreement’s and Employment Agreement’s contents and legal effect, and understands that Executive is giving up any legal claims Executive has against any of the Company Releasees, including but not limited to any and all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, foreign, and local laws regarding age discrimination, whether those claims are presently known or hereafter discovered; (d) has been advised to consult with an attorney of Executive’s choosing prior to signing this Separation Agreement, if Executive so desires; and (e) has chosen to enter into this Separation Agreement freely, without coercion, and based upon Executive’s own judgment, and that Executive has not relied upon any promises made by any of the Company Releasees, other than the promises explicitly contained in this Separation Agreement.

6. Miscellaneous.

This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The section headings in this Separation Agreement are provided for convenience only and shall not affect the construction or interpretation of this Separation Agreement or the provisions hereof.

This Separation Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.

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This Separation Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted the Separation Agreement or any particular provision hereof or who supplied the form of this Separation Agreement. In construing the Separation Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout the Separation Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

The parties agree that each of the Company Releasees is an intended third party beneficiary of this Separation Agreement and shall have the authority to enforce the provisions applicable to it, her, or Executive in accordance with the terms of hereof.

7. Entire Agreement. Except as otherwise specifically provided herein, this Separation Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the Parties with respect to Executive’s separation from the Company and all positions therewith; provided, however, that nothing in this Agreement shall supersede the Sections in the Employment Agreement identified in Paragraph 3 (“Survival”) of this Separation Agreement. Any modification of this Separation Agreement will be effective only if it is in writing and signed by Executive and the Chief Executive Officer or General Counsel of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this General Release on this ___ day of _______________.

CAESARS ENTERPRISE SERVICES, LLC

EXHIBIT ONLY - NOT FOR EXECUTION

By:
Name: NAME Title: TITLE
Executive
EXHIBIT ONLY - NOT FOR EXECUTION

NAME

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Exhibit C

•	Medical Insurance (including health, dental and vision)

•	Disability and Life and Accidental Death and Dismemberment Insurance

•	Accrued benefits under Savings and Retirement Plan

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